UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	May 7, 2010

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

760 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 7, 2010, the Registrant entered into a Supplemental Executive Retirement Agreement (the "Agreement") with Chief Financial Officer Anthony Bisceglio.

The Agreement is an unfunded, non-qualified supplemental retirement program for an Executive Officer of the Company’s operating subsidiary Simsbury Bank & Trust Company (the "Bank"). The Agreement provides for supplemental retirement benefits payable in installments over 15 years upon attainment of normal retirement age of 65.  The supplemental retirement benefits are to be earned over the remaining working career of the Executive Officer subject to certain conditions.

Under the Agreement, the projected retirement benefit for Mr. Bisceglio, assuming he remains employed by the Bank until normal retirement age of 65, is $21,500 per year, with such payments beginning in the year 2012.

The benefits are capped at the above amounts and are subject to being substantially less should the Executive Officer not remain employed until the normal retirement age of 65. The Agreement also contains restrictive covenants that may result in the Executive Officer forfeiting all accrued benefits should he be terminated for cause, removed by regulatory order, or accept employment with a competing financial institution after his termination of employment with the Company for a period as defined in the Agreement.

The foregoing summary of the Agreement is not complete and is qualified in its entirely by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

10.1           Supplemental Executive Retirement Agreement dated May 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

By:	/s/ Martin J. Geitz
Martin J. Geitz
Title: President and Chief Executive Officer

Dated:  May 12, 2010